FOR IMMEDIATE RELEASE	NEWS
November 5, 2015	NYSE: NGS
Exhibit 99

NGS Reports Third Quarter 2015 Earnings of 20 cents per Diluted Share

 MIDLAND, Texas November 5, 2015 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and nine months ended September 30, 2015.

Revenue: Total revenue was $21.2 million, a decrease from $25.6 million, or 17%, for the three months ended September 30, 2015 compared to the same period ended September 30, 2014. This change was attributable to lower unit sales and a fall in rental revenue related to reduced activity in the upstream oil and gas industry due to low commodity prices. Total revenue decreased between consecutive quarters by $3.0 million to $21.2 million from $24.2 million, primarily due to the lower activity levels noted above. On a nine month year-to-date basis, 2014 and 2015 revenues were essentially flat with 2015 revenues of $70.2 million being one-half percent higher than 2014.

Gross Margins: Total gross margin for the three months ended September 30, 2015 decreased $1.8 million to $12.1 million from $13.9 million for the same period ended September 30, 2014. Overall gross margin percentage improved to 57% for the three months ended September 30, 2015 compared to 54% for the same period ended September 30, 2014. Sequentially, gross margin was $14.0 million for the three months ending June 30, 2015 compared to $12.1 million in the three months ended in September 30, 2015 with gross margin percentages holding in the 57-58% range. For the comparative nine months ended, total gross margin increased to $40.2 million from $39.0 million, a 3% increase.

Operating Income: Operating income for the three months ended September 30, 2015 was $3.8 million, compared to the comparative prior year's level of $5.8 million. This decrease was due to a reduction in total revenue, primarily compressor sales revenue, but partially offset by a decrease in direct operating costs, which during the comparative periods were down 22%. Sequentially, operating income decreased to $3.8 million, for the three months ended September 30, 2015 from $5.4 million in the three month period ended June 30, 2015 primarily due to a decrease in total revenues between the periods. Total costs were down $1.6 million between the three months ended June 30, 2015 and the same period ended September 30, 2015. Adjusted operating income in the nine months ended 2015 period was $15.0 million, down 2% compared to last year's comparative period.
Please see discussion of Non-GAAP Financial Measures - Special Items, below.

Net Income:  Net income for the three months ended September 30, 2015 decreased to $2.6 million compared to net income of $3.9 million for the same period in 2014. This decrease was primarily driven by lower compressor sales and their gross margin in the current quarter. Sequentially, net income decreased to $2.6 million from $3.5 million. In the comparative nine months ended, adjusted net income decreased 3% to $9.8 million. Please see discussion of Non-GAAP Financial Measures - Special Items, below.

Earnings Per Share:  Comparing the third quarter of 2015 versus 2014, earnings per diluted share was 20 cents down from 30 cents. Diluted earnings per share decreased to 20 cents from 28 cents between sequential quarters.

EBITDA:  EBITDA decreased $2.1 million to $9.4 million or 44% of revenue for the three months ended September 30, 2015 versus $11.5 million or 45% of revenue for the same three months ended September 30, 2014. EBITDA decreased approximately $1.7 million in the sequential quarters, and relative to revenue decreased to 44% from 46%. Comparing the nine months ended, EBITDA was up 3% to $32.2 million or 46% of revenue. Please see discussion of Non-GAAP Financial Measures - EBITDA, below.

Cash Flow: At September 30, 2015, cash and cash equivalents were $30.0 million with a total debt level of $417,000, all of which was classified as long term. Positive net cash flow from operating activities was $34.8 million during the nine months ended of 2015.

Special Items: During the first half of this year NGS initiated a review focused on optimization of the rental fleet and made adjustments for equipment that has been relatively underutilized; primarily related to older gas compression packages designed for dry natural gas shale operations. As a result of our review, NGS reported a non-cash, pre-tax charge of $4.5 million during the second quarter of 2015. This charge included a pre-tax charge on the retirement of rental equipment of $4.4 million. The remaining balance was related to a slight increase in bad debt and inventory allowances. The effects of these adjustments are excluded from comparisons above for second quarter 2015. Please see discussion of Non-GAAP Financial Measures - Special Items, below.

Non GAAP Financial Measures - Special Items: From time to time, management may publicly disclose certain “non-GAAP financial measures”, such as adjusted net income below, in our earnings releases, financial presentations or earnings conference calls. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations that would be reflected in measures determined in accordance with GAAP.

Adjusted operating income and net income from operations reflects operating and net income before the loss on retirement of rental equipment and increases in bad debt and inventory allowances, taken in the second quarter. The reconciliation of reported operating income and net income from operations to adjusted operating income and net income from operations is as follows:

Nine months ended September 30, 2015

Condensed
Reported operating income	$10,504
Retirement of rental equipment and increase in allowances	4,526
Adjusted operating income	$15,030

	Nine months ended September 30, 2015
	(in thousands, except per share data) unaudited
	Condensed	Per Share
Reported net income from operations	$6,870	$0.54
Retirement of rental equipment and increase in allowances, net of tax	2,945	0.23
Adjusted net income from operations	$9,815	$0.77
Commenting on third quarter 2015 results, Stephen C. Taylor, President and CEO, said:
“Looking back over the past nine months of this year compared to the same period in 2014, NGS has performed remarkably well. Revenue, gross margin and operating income in 2015 are all within 3% of last year’s results. Not surprisingly though, we are experiencing an inevitable sequential decline in revenue from the severe impact on our customer’s activity due to low oil and gas prices. Although price and utilization pressures are a fact of life, I am confident that we will continue to compete effectively, maintain our margins and generate significant levels of free cash."

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, amortization, and gross margin percentage of each of our business lines for the three and nine months ended September 30, 2015 and 2014.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Three months ended September 30,				Three months ended September 30,
	2015		2014		2015		2014
	(in thousands)
Rental	$18,491	87%	$20,177	79%	$11,164	60%	$12,067	60%
Sales	2,468	12%	5,218	20%	728	29%	1,725	33%
Service & Maintenance	234	1%	204	1%	164	70%	103	50%
Total	$21,193		$25,599		$12,056	57%	$13,895	54%

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Nine months ended September 30,				Nine months ended September 30,
	2015		2014		2015		2014

Rental	$58,806	84%	$58,431	84%	36,744	62%	34,616	59%
Sales	10,672	15%	10,831	15%	2,966	28%	4,005	37%
Service & Maintenance	686	1%	611	1%	535	78%	342	56%
Total	$70,164		$69,873		$40,245	57%	$38,963	56%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - EBITDA” below.

Non GAAP Financial Measures - EBITDA: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business. However, EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended September 30,		Nine months ended September 30,
	(in thousands)		(in thousands)
	2015	2014	2015	2014
Net income	$2,562	$3,883	$6,870	$10,124
Interest expense	7	4	13	9
Provision for income taxes	1,249	2,084	3,688	5,337
Loss on retirement of rental equipment	(3)	—	4,370	—
Depreciation and amortization	5,594	5,528	17,240	15,816
EBITDA	9,409	11,499	32,181	31,286
Other operating expenses	2,667	2,527	8,131	7,860
Other income, net	(20)	(131)	(67)	(183)
Gross margin	$12,056	$13,895	$40,245	$38,963

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, November 5, 2015 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and nine months ended September 30, 2015.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$29,978	$6,181
Trade accounts receivable, net of allowance for doubtful accounts of $845 and $507, respectively	7,557	10,408
Inventory, net	28,085	32,624
Prepaid income taxes	3,776	6,242
Prepaid expenses and other	553	472
Total current assets	69,949	55,927
Rental equipment, net of accumulated depreciation of $108,229 and $106,179, respectively	196,951	208,292
Property and equipment, net of accumulated depreciation of $11,164 and $10,830, respectively	8,875	7,362
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,351 and $1,257, respectively	1,808	1,902
Other assets	60	41
Total assets	$287,682	$283,563
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,459	$4,990
Accrued liabilities	2,950	6,624
Current income tax liability	6,328	851
Deferred income	989	1,635
Total current liabilities	11,726	14,100
Line of credit, non-current portion	417	417
Deferred income tax liability	55,675	58,304
Other long-term liabilities	135	155
Total liabilities	67,953	72,976
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,597 and 12,466 shares issued and outstanding, respectively	126	124
Additional paid-in capital	97,335	95,065
Retained earnings	122,268	115,398
Total stockholders' equity	219,729	210,587
Total liabilities and stockholders' equity	$287,682	$283,563

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue:
Rental income	$18,491	$20,177	$58,806	$58,431
Sales, net	2,468	5,218	10,672	10,831
Service and maintenance income	234	204	686	611
Total revenue	21,193	25,599	70,164	69,873
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	7,327	8,110	22,062	23,815
Cost of sales, exclusive of depreciation and amortization stated separately below	1,740	3,493	7,706	6,826
Cost of service and maintenance, exclusive of depreciation and amortization stated separately below	70	101	151	269
Loss on retirement of rental equipment	(3)	—	4,370	—
Selling, general, and administrative expense	2,667	2,527	8,131	7,860
Depreciation and amortization	5,594	5,528	17,240	15,816
Total operating costs and expenses	17,395	19,759	59,660	54,586
Operating income	3,798	5,840	10,504	15,287
Other income (expense):
Interest expense	(7)	(4)	(13)	(9)
Other income	20	131	67	183
Total other income, net	13	127	54	174
Income before provision for income taxes	3,811	5,967	10,558	15,461
Provision for income taxes	1,249	2,084	3,688	5,337
Net income	$2,562	$3,883	$6,870	$10,124
Earnings per share:
Basic	$0.20	$0.31	$0.55	$0.81
Diluted	$0.20	$0.30	$0.54	$0.80
Weighted average shares outstanding:
Basic	12,586	12,461	12,557	12,424
Diluted	12,801	12,740	12,783	12,728

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Nine months ended
	September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,870	$10,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,240	15,816
Deferred income taxes	(2,629)	(226)
Stock based compensation	2,616	2,438
Bad debt allowance	402	—
Inventory allowance	70	395
Gain on sale of assets	(81)	(159)
Loss on retirement of rental equipment	4,370	—
Changes in current assets and liabilities:
Trade accounts receivables, net	2,449	(2,762)
Inventory	3,912	(4,895)
Prepaid expenses	2,287	(3,024)
Accounts payable and accrued liabilities	(7,107)	2,785
Current income tax liability	5,086	5,290
Deferred income	(646)	1,140
Other	(19)	(11)
Tax benefit from equity compensation	—	(414)
NET CASH PROVIDED BY OPERATING ACTIVITIES	34,820	26,497
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(11,163)	(46,388)
Proceeds from sale of property and equipment	113	239
NET CASH USED IN INVESTING ACTIVITIES	(11,050)	(46,149)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other long-term liabilities, net	(20)	(33)
Repayments of line of credit	—	(160)
Proceeds from exercise of stock options	733	61
Taxes paid related to net share settlement of equity awards	(686)	—
Tax benefit from equity compensation	—	414
NET CASH PROVIDED BY FINANCING ACTIVITIES	27	282
NET CHANGE IN CASH AND CASH EQUIVALENTS	23,797	(19,370)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,181	24,443
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$29,978	$5,073
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$13	$9
Income taxes paid	$3,185	$4,968
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$1,065	$—
Transfer from inventory to property and equipment	$1,622	$53